UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
SCHEDULE 14A

     (Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities ExchangeAct of 1934

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DefinitiveAdditional Materials
☒    Soliciting Material Pursuant to §240.14a -12

Texas Industries, Inc.
(Name of Registrant as Specified in its Charter)

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Dallas, Texas – August 20, 2009 - Texas Industries, Inc. (NYSE:TXI) today released the following Letter to Shareholders.

August 20, 2009

Dear Shareholder:

In the near future, you will receive proxy material for the October shareholders’ meeting from your Board of Directors, including voting recommendations for the company’s Board nominees, and other proposals.

TXI Board nominees have served you well in the past and especially during current challenging economic times. These nominees and the current Board have, and always will, put enhanced shareholder value at the forefront of the deliberation process. Whether it is developing a long term strategy to be the preferred low cost supplier of cement, aggregates and concrete products in the attractive Texas and California markets, or adjusting to the decline in demand resulting from the current recession, your Board and management remain focused on enhancing long term shareholder value.

You will also receive proxy materials and recommended voting instructions from the Shamrock Activist Value Fund, an activist shareholder which has held TXI stock for less than 12 months. While we have reached out on several occasions, Shamrock has not been constructively responsive.

Rather than engage in substantive discussions about ways to enhance shareholder value, Shamrock filed public documents distorting the facts surrounding our meetings, and made other confusing accusations. We can only conclude that Shamrock is agitating for change of control of the company, which we believe will not serve the purpose of creating additional value for all shareholders.

Those of you who have been TXI shareholders for five years or more and held your Chaparral Steel Company shares through its sale know your returns have been a multiple of those achieved by any industry peer or national Dow or S&P indices. Even more recent comparisons have been commensurate with industry peers.

Rest assured we will not be discouraged by the current economy or by activist distractions. Your best interests are our foremost goal. We appreciate your continued confidence and support.

Sincerely,

IMPORTANT ADDITIONAL INFORMATION

Texas Industries and its directors and chief financial officer may be deemed to be participants in the solicitation of proxies from the shareholders of Texas Industries in connection with the matters described herein. Information regarding the interests of the directors and chief financial officer of Texas Industries are available in Texas Industries’ Annual Report on Form 10-K, filed on July 17, 2009, its proxy statement for the 2008 annual meeting of shareholders, filed August 29, 2008, and will be set forth in the definitive proxy statement relating to the 2009 annual meeting of shareholders to be held on October 22, 2009, when it becomes available. TEXAS INDUSTRIES SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT IS AVAILABLE AND THE ACCOMPANYING PROXY CARD, AND ANY AMENDMENTS AS THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN TEXAS INDUSTRIES SOLICITATION OF PROXIES. In addition, Texas Industries files annual, quarterly and current reports, proxy and information statements, and other information with the Securities and Exchange Commission. Shareholders can obtain the definitive proxy statement and the proxy card when they are available, and any amendments or supplements to the proxy statement, as well as other documents filed by Texas Industries with the Securities and Exchange Commission, for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Documents filed by Texas Industries with the Securities and Exchange Commission, including the proxy statement and the proxy card, when they are available, are also available for free at Texas Industries’ Internet website at http://investorrelations.txi.com/sec.cfm or by writing to Texas Industries at 1341 W. Mockingbird Lane, Suite 700W, Dallas, TX 75247. In addition, copies of the proxy materials may be requested when available by contacting our proxy solicitor, Morrow & Co., LLC., at (800) 449-0910.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this letter are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on Texas Industries’ business; changes in economic conditions specific to any one or more of Texas Industries’ markets; the cyclical and seasonal nature of Texas Industries’ business; the level of construction activity in Texas Industries’ markets; changes in demand; abnormal periods of inclement weather; unexpected periods of equipment downtime; changes in costs of raw materials, fuel and energy; changes in the cost or availability of transportation; unexpected operational difficulties; changes in interest rates; the timing and amount of federal, state and local funding for infrastructure; delays in announced capacity expansions; ongoing volatility and uncertainty in the capital or credit markets; the impact of environmental laws, regulations and claims, and changes in governmental and public policy; and other risks and uncertainties described in Texas Industries’ reports on SEC Forms 10-K, 10-Q and 8-K. Forward-looking statements speak only as of the date hereof, and Texas Industries assumes no obligation to publicly update such statements.